FinTekk AP, LLC
CORPORATE FINANCE

October 18, 2018

Mr. Bryan Ganz
SDI Corporation
Building 2, Suite 201
107 Audubon Road
Wakefield, MA 01880

Mr. Kevin O'Connell
FinTekk AP, LLC
180 Newport Center Drive, Suite 235A
Newport Beach, CA 92660

Re: *("National Television, Spectator Sports & Social Media Awareness Campaign")*

Gentlemen:

The purpose of this Memorandum of Understanding (the " the MOU") is to set forth certain proposed understandings between **FinTekk AP, LLC** (hereinafter "FinTekk") and **Security Devices International Inc.** (hereinafter "SDI"), a Delaware corporation with respect to the creation and implementation of a coordinated national awareness effort focused on the non-lethal consumer based products of the company that include professional sports as a baseline as described herein below.

1. **National Television / Pro Sports / Weekly Content Creation**

a. **NASCAR Monster Energy Cup Series:** SDI shall be an associated brand or primary brand on a per event basis on the racing cars of #51 or #52 Rick Ware Racing cars in each of the remaining events for 2018 (beginning with Dallas) in which these teams compete and be an associated or primary brand on the 2019 entries for the Daytona 500 and other select races. See NASCAR schedules in Exhibit 1 and brand location description in Exhibit 2.

- Nine (9) race events total with (6) associate and (3) co-primary events. Two additional dates added as pivot dates: Texas & Bristol.

- SDI shall be an associate on all "on track" competition equipment (including the drivers suits) for each event scheduled in each of the remaining events for 2018 (beginning with Dallas) and for three events scheduled for 2019.

- SDI shall be featured as a co-primary brand on all "on track" competition equipment (including the drivers suits) for three race events scheduled in 2019.

- Weekly digital content/storylines to be used for wide social media distribution.

2. **Eric Bolling / AMERICA / CRTV**: FinTekk will co-produce a segment with national political media personality Eric Bolling with a lead company executive interviewed on AMERICA hosted by Bolling to air after the full SDI website launch but before the Daytona race. Bolling has over 1 million twitter followers, is known as a top tier television commentator and show host, is a former FOX television personality, and is currently a headlining personality on the CRTV Network.

- Event content to be used for wide social media distribution

- Segment to be used for business development purposes

- Content to be used in collaboration with NASCAR

3. **Outside Marketing & Branding**

Publicist / Hollywood: Introduction to Jerry Digney of Digney and Company Public Relations. Digney has represented Musicians such as Ray Charles, George Benson, Al Jarreau, Kool and the Gang. In Television he represents Sony Home Entertainment and others. In sports he represents the Boston Marathon, Formula One Grand Prix, Muhammad Ali's Celebrity Fight Night, Evander Holyfield All Star Weekend, Caesar's Palace Boxing and Tennis, and the Harlem Globetrotters. He also represents the Las Vegas Convention and Tourism Bureau, Warner Brothers Studio's Tour, The Riviera Hotel, the Dunes Hotel, The Stratosphere Hotel, Rock Resorts, and The Beverly Hills Hotel.

- Identify a personality to represent the brand that is willing to accept the position as brand spokesperson for the Byrna in exchange for restricted stock.

- Assist in negotiating compensation for the selected personality.

4. **National Press Release**: FinTekk in conjunction with SDI and Rick Ware shall issue (2) national press releases announcing the intent of the parties to work together in 2018 and 2019 and the entry into NASCAR's Monster Energy Cup Series.

- RWR and SDI to produce regular press releases during the campaign announcing the sponsorship of the cars and any other developments that may be considered meaningful.

5. **Consulting – Gunbroker.com**: Members of the FinTekk team will assist SDI in setting up an online store with GunBroker.com and arrange for the Byrna to be a featured product with a banner at the top or right hand side of the website . SDI is responsible for any negotiated advertising fees to GunBroker.

   a. FinTekk shall make an introduction to Jeff Siegel from Media Lodge to discuss digital media strategies.

6. **Cost of Sponsorship and other Promotion** - FinTekk will charge SDI $1.0 million for the above listed promotional services. SDI shall pay for this debt in SDI common stock. Such stock shall be issued at a price of USD $0.15 and shall be restricted. Fintekk further agrees to limit any selling to 30% of the published average daily trading volume for a period of 18 months from the date of an effective registration statement filed by the company or the standard SEC six month 144 holding period for non-affiliates.

   a. FinTekk shall receive piggyback registration rights relative to these shares.

7. **Formal Agreements** - The parties agree to enter into a definitive Agreement and Share Purchase Agreement based on the terms outlined in this Memorandum of Understanding as soon as practical. The Agreements shall be signed by the parties to this MOU as well as an authorized representative of Rick Ware Racing.

8. **Other Terms** –

   a. *Best Efforts & Schedule Changes:* The items described herein above shall be on a best-efforts basis only. The NASCAR schedule may be subject to change with certain events added or deleted at the discretion of FINTEKK. Deleted events shall be replaced with other similar events.

   b. *Costs*. Each party shall be responsible for and bear all of its own costs and expenses incurred at any time in connection with pursuing or consummating the proposed transaction.

   c. *Consents*. All parties referenced herein shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary

consents and to endeavor to comply with all other legal or contractual requirements.

d. *Cooperation*. The parties agree to cooperate with each other and communicate in good faith and conclude this agreement as soon as reasonably possible.

e. *Entire Agreement*. The non-binding Provisions constitute the entire agreement between the parties, superseding all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof.

f. *Governing Law*. The non-binding Provisions shall be governed by and construed in accordance with the internal laws of Texas. Each party hereto consents to Texas as the exclusive forum for any controversies that arise hereunder.

Please sign and date this Letter in the space provided below to confirm the mutual agreements set forth and return a signed copy to the undersigned.

Mr. Bryan Ganz, President
Security Devices International Inc.

By:
Name: Bryan Ganz
Title: President

Acknowledged and agreed:

Mr. Kevin O'Connell
FINTEKK PARTNERS LLC

By:
Name: PRESIDENT

Title: ____________________

Exhibit 1

2018 NASCAR Monster Energy Cup Series Schedule :

11/4	AAA Texas 500	[redacted]
11/11	Can-Am 500	[redacted]
11/18	Ford EcoBoost 400	[redacted]

2019 NASCAR Monster Energy Cup Series Schedule:

2/18	DAYTONA 500	[redacted]
2/25	Folds of Honor-Quick-Trip 500	[redacted]
3/4	Pennzoil 400	[redacted]
3/11	Ticket Guardian 500	[redacted]
3/18	Auto Club 400	[redacted]
3/26	STP 500	[redacted]

[redacted]

** schedule subject to change **

(initials)

Exhibit 2

BRAND & MESSAGING LOCATION/COMPETITION EQUIPMENT

1. **Primary brand** – Logo & messaging presented on the competition equipment in either of the following: 1) the front hood (complete area) with lower rear or front quarter panel, 2) the rear quarter panels (upper complete area) or 3). the upper rear quarter panel and the lower front hood during the event. (All include the B driver pillar)

   * Listed as the lead brand in the NASCAR published starting grid

   * Base colors of the competition car will represent the company logo colors.

2. **Associate brand** – Logo & messaging presented on the competition equipment on (2) locations: lower rear quarter panels, B pillar, C pillar or rear deck lid, lower rear bumper, front rear quarter panel, lower front hood, or upper rear window during the event

Exhibit 3


RICK WARE RACING
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Opioids
51
KEEN'S
BUILDINGS
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